Exhibit 99.1

Hub Group, Inc. Reports First Quarter 2017 Results

  Revenue of $893.4 million, up 11%
  Operating income of $17.2 million, down 40%
  Diluted earnings per share of $0.31, down 39%

OAK BROOK, Ill., April 26, 2017 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2017 net income of $10.3 million, or diluted earnings per share of $0.31 vs. first quarter 2016 net income of $18.0 million, or $0.51 per diluted share.

Revenue for the current quarter was $893.4 million, compared with $805.9 million for the first quarter 2016. The Hub segment revenue increased 10% and the Mode segment revenue increased 16%.
Operating income for the current quarter decreased to $17.2 million vs. $28.8 million for the first quarter 2016. The Hub segment operating income declined 48% and the Mode segment operating income decreased 12%.  Earnings for the first quarter of 2017 include one-time costs of approximately $1.5 million, or $0.03 per share, for due diligence and severance expenses.

The primary factors negatively affecting earnings in the first quarter lie within our intermodal business line.  We are experiencing a soft pricing environment due primarily to excess truck capacity and extraordinarily aggressive intermodal pricing, particularly in the West.  At the same time, our rail transportation costs continue to increase, further compressing earnings.

Segment Information:

Hub
· First quarter 2017 Segment Revenue:	$677.1 million, up 10%
· First quarter 2017 Segment Operating Income:	$11.6 million, down 48%

The Hub segment’s revenue increased 10% to $677 million as a result of our diversified services and our customer-centric approach.

First quarter intermodal revenue increased 3% to $425 million reflecting volume growth of 1% and an increase in fuel revenue.  Declines in freight rates and changes in freight mix partially offset these increases. Intermodal gross margin decreased from the prior year because of lower prices and rail transportation cost increases.

Truck brokerage revenue increased 31% to $107 million this quarter compared to last year.  Truck brokerage handled 19% more loads while fuel, price and mix combined were up 12%.  Truck brokerage gross margin was up due to growth with both new and existing customers.

First quarter Unyson Logistics revenue increased 22% to $146 million due primarily to growth with new customers on-boarded last year and in the first quarter of this year.  Unyson’s pipeline is exceeding the growth levels we experienced in 2016.  Logistics gross margin increased primarily due to new customers.

Costs and expenses increased $3.6 million to $60.2 million in the first quarter of 2017 compared to $56.6 million in the first quarter of 2016.  Salaries and benefits decreased $0.5 million due to a decrease in bonus expense partially offset by higher headcount and annual employee raises.  General and administrative costs are $3.8 million higher because of an increase in IT costs including costs for our new transportation management and our human resource systems and professional fees related to due diligence for potential acquisitions.

Operating income was $11.6 million compared to $ 22.5 million last year.

Mode
· First quarter 2017 Segment Revenue:	$241.9 million, up 16%
· First quarter 2017 Segment Operating Income:	$5.6 million, down 12%

The Mode segment’s revenue increased 16% to $242 million compared to first quarter 2016.   Revenue consisted of $122 million in intermodal which was up 9%, $78 million in truck brokerage which was up 16% and $42 million in logistics which was up 43%.

Gross margin increased $0.5 million year over year due primarily to an increase in logistics gross margin resulting from new business.

Mode’s costs and expenses increased $1.3 million compared to last year primarily because of increased agent commissions.

Operating income was $5.6 million compared to $6.3 million last year.

2017 Outlook
We expect that our full-year 2017 diluted earnings per share will range from $1.60 to $1.80.  We project that our 2017 capital expenditures will range from $90 million to $100 million.

“Despite the current challenging market conditions, we remain committed to our strategy to increase market share by providing multi-modal solutions to our clients.  We are making strategic investments in our people and technology to strengthen our competitive position in the market,” said Dave Yeager, Hub’s Chairman and CEO.  “In addition, we continue to search for acquisitions that will further diversify our service offerings.”

Cash Flow and Capitalization:

At March 31, 2017, we had total debt outstanding of $161 million on various debt instruments compared to $174 million at December 31, 2016.

Our capital expenditures for the quarter totaled $6.6 million related primarily to IT projects. At March 31, 2017, we had cash and cash equivalents of $154 million.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Wednesday, April 26, 2017, to discuss its first quarter 2017 results.

Hosting the conference call will be Dave Yeager, Chairman and Chief Executive Officer.  Also participating on the call will be Don Maltby, President and Chief Operating Officer, and Terri Pizzuto, Executive Vice-President and Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s Web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UNDNzOZtewTjkx . Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On April 27, 2017, the company will make available on its website an Investor Presentation, which includes updated business information and first quarter results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs, intermodal prices (including the timing of any changes), the timing of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage and Unyson Logistics business lines, the future performance of Mode, the amount and timing of strategic investments by Hub, shipping volumes, anticipated intermodal margins, customers encountering adverse economic conditions, the amount and timing of operating expenses and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2016.  Hub Group assumes no liability to update any such forward-looking statements.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017		2016
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$893,448	100.0%	$805,859	100.0%

Transportation costs	791,863	88.6%	697,472	86.6%
Gross margin	101,585	11.4%	108,387	13.4%

Costs and expenses:
Salaries and benefits	43,179	4.8%	43,863	5.4%
Agent fees and commissions	17,993	2.0%	16,901	2.1%
General and administrative	20,824	2.4%	16,644	2.1%
Depreciation and amortization	2,412	0.3%	2,136	0.3%
Total costs and expenses	84,408	9.5%	79,544	9.9%

Operating income	17,177	1.9%	28,843	3.5%

Other income (expense):
Interest expense	(1,098)	-0.1%	(911)	-0.1%
Interest and dividend income	130	0.0%	61	0.0%
Other, net	194	0.0%	936	0.1%
Total other (expense) income	(774)	-0.1%	86	0.0%

Income before provision for income taxes	16,403	1.8%	28,929	3.5%

Provision for income taxes	6,069	0.7%	10,964	1.3%

Net income	$10,334	1.1%	$17,965	2.2%

Basic earnings per common share	$0.31		$0.51

Diluted earnings per common share	$0.31		$0.51

Basic weighted average number of shares outstanding	33,205		35,137
Diluted weighted average number of shares outstanding	33,373		35,122

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended March 31, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$677,132	$241,874	$(25,558)	$893,448

Transportation costs	605,326	212,095	(25,558)	791,863
Gross margin	71,806	29,779	-	101,585

Costs and expenses:
Salaries and benefits	39,596	3,583	-	43,179
Agent fees and commissions	17	17,976	-	17,993
General and administrative	18,479	2,345	-	20,824
Depreciation and amortization	2,109	303	-	2,412
Total costs and expenses	60,201	24,207	-	84,408

Operating income	$11,605	$5,572	$-	$17,177

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended March 31, 2016
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$615,227	$208,832	$(18,200)	$805,859

Transportation costs	536,073	179,599	(18,200)	697,472
Gross margin	79,154	29,233	-	108,387

Costs and expenses:
Salaries and benefits	40,096	3,767	-	43,863
Agent fees and commissions	13	16,888	-	16,901
General and administrative	14,722	1,922	-	16,644
Depreciation and amortization	1,815	321	-	2,136
Total costs and expenses	56,646	22,898	-	79,544

Operating income	$22,508	$6,335	$-	$28,843

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2017	2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$154,000	$127,404
Accounts receivable trade, net	418,357	473,608
Accounts receivable other	4,984	4,331
Prepaid taxes	469	294
Prepaid expenses and other current assets	13,863	16,653
TOTAL CURRENT ASSETS	591,673	622,290

Restricted investments	22,313	20,877
Property and equipment, net	443,207	438,594
Other intangibles, net	11,520	11,844
Goodwill, net	262,321	262,376
Other assets	3,905	4,278
TOTAL ASSETS	$1,334,939	$1,360,259

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$249,224	$266,555
Accounts payable other	25,228	21,070
Accrued payroll	12,886	36,223
Accrued other	54,626	46,013
Current portion of capital lease	2,708	2,697
Current portion of long term debt	44,750	45,163
TOTAL CURRENT LIABILITIES	389,422	417,721

Long term debt	104,160	115,529
Non-current liabilities	24,329	23,595
Long term capital lease	9,838	10,576
Deferred taxes	169,161	164,659

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2017 and 2016	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2017 and 2016; 33,474,911 shares
outstanding in 2017 and 33,192,982 shares outstanding in 2016	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2017 and 2016	7	7
Additional paid-in capital	164,560	173,565
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	745,897	735,563
Accumulated other comprehensive loss	(209)	(273)
Treasury stock; at cost, 7,749,881 shares in 2017
and 8,031,810 shares in 2016	(257,180)	(265,637)
TOTAL STOCKHOLDERS' EQUITY	638,029	628,179
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,334,939	$1,360,259

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016

Cash flows from operating activities:
Net income	$10,334	$17,965
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	12,522	10,639
Deferred taxes	5,279	2,383
Compensation expense related to share-based compensation plans	2,609	2,181
Gain on sale of assets	(48)	(83)
Excess tax benefits from share-based compensation	-	(30)
Changes in operating assets and liabilities:
Restricted investments	(1,436)	1,685
Accounts receivable, net	54,600	21,332
Prepaid taxes	(171)	26
Prepaid expenses and other current assets	2,795	1,409
Other assets	373	400
Accounts payable	(13,175)	5,421
Accrued expenses	(25,990)	(13,517)
Non-current liabilities	12	481
Net cash provided by operating activities	47,704	50,292

Cash flows from investing activities:
Proceeds from sale of equipment	1,127	592
Purchases of property and equipment	(6,625)	(4,893)
Net cash used in investing activities	(5,498)	(4,301)

Cash flows from financing activities:
Repayments of long term debt	(11,782)	(8,132)
Stock tendered for payments of withholding taxes	(3,157)	(2,208)
Purchase of treasury stock	-	(42,368)
Capital lease payments	(727)	(643)
Excess tax benefits from share-based compensation	-	(134)
Net cash used in financing activities	(15,666)	(53,485)

Effect of exchange rate changes on cash and cash equivalents	56	1

Net increase (decrease) in cash and cash equivalents	26,596	(7,493)
Cash and cash equivalents beginning of period	127,404	207,749
Cash and cash equivalents end of period	$154,000	$200,256

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745